UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 5, 2015

PLASMATECH BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9314	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4848 Lemmon Avenue, Suite 517, Dallas, TX                                                                                                75219
       (Address of principal executive offices)                                                                                                (Zip Code)

(214) 905-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

(a) On May 5, 2015, PlasmaTech Biopharmaceuticals, Inc., a Delaware corporation (“PlasmaTech”), Plasmatech Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of PlasmaTech and a Delaware corporation, Abeona Therapeutics LLC, an Ohio limited liability company (“Abeona”) and Paul A. Hawkins, an individual, solely in his capacity as Member Representative (“Member Representative”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), as announced in the attached press release dated May 6, 2015. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Abeona, with Abeona continuing as the surviving corporation and becoming a wholly owned subsidiary of PlasmaTech (the “Merger”). The Board of Directors of PlasmaTech and Managers of Abeona have unanimously approved the transaction.

In connection with the Merger, the PlasmaTech will issue to Abeona members a total of 3,979,761 common shares upon closing of the transaction, and up to an additional $9 million in performance milestones, in common stock or cash, at the Company’s option.

The completion of the Merger is subject to customary closing conditions.

(b)  On May 5, 2015, Tim Miller, Ph.D. entered into an Employment Agreement with the Company. Dr. Miller's title will be Chief Executive Officer. Dr. Miller will be paid an annual salary of $350,000, have the opportunity to receive a target award of up to 30% of annual base salary payable in cash as well as an allocation of options to purchase shares of common stock or restricted common stock of the Company as determined by the Compensation Committee, and will be granted stock options to purchase 400,000 shares of the Company's common stock with an exercise price on the closing price of the Company's common stock when the 2015 Equity Incentive Plan is approved by the shareholders on May 7, 2015. Dr. Miller's options will vest over a forty-eight (48) month period with one quarter (25%) vesting on the one-year anniversary of the Effective Date of his agreement and the remaining seventy-five percent (75%) of the Option Shares vesting in equal monthly installments thereafter over the remaining thirty-six (36) months. Dr. Miller is entitled to similar benefits as the Company's other executive officers. Under certain circumstances relating to a termination or change of control of the Company, Dr. Miller may be entitled to receive additional base pay and the acceleration of his option vesting. The Employment Agreement does not take effect until the Merger is closed and will terminate unless the Merger closes.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Effective May 6, 2015, Scott W. Schorer resigned as Chief Executive Officer of the Company. Mr. Schorer will remain as a consultant to the Company.

(b) On May 6, 2015, the Company announced that Tim Miller, Ph.D., 43, has been named by the Board of Directors as the Company's President and Chief Executive Officer effective as of closing of the Merger.

Tim Miller, Ph.D. is President & CEO of both Abeona and Red5 Pharmaceuticals, Inc. since 2013. He has 16 years of scientific research, product development and clinical operations expertise, with a focus on transitioning novel biotherapeutics through pre-clinical phases and into Phase 1 and 2 human clinical trials. Dr Miller is also currently Vice President, Business Development of BioEnterprise Inc since 2015. He was Senior Director of Product Development at SironRX Therapeutics from 2010 to 2013. Between 1996 and 2010 Dr. Miller held various positions at several companies focusing on gene therapy and regenerative medicine. Dr. Miller earned his PhD in Pharmacology with a focus on Gene therapy/Cystic Fibrosis from Case Western University. He also holds a B.S. in Biology and M.S. in Molecular Biology from John Carroll University (Cleveland, OH).

Item 8.01.  Other Events

On May 6, 2015, PlasmaTech Biopharmaceuticals, Inc., issued a press release announcing the definitive agreement to acquire Abeona Therapeutics LLC.

The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated May 6, 2015, entitled “PlasmaTech Biopharmaceuticals Announces Agreement to Acquire Abeona Therapeutics LLC”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plasmatech Biopharmaceuticals, Inc.
(Registrant)

By:   /s/ Stephen B. Thompson
       ------------------------------
                                                                                          Stephen B. Thompson
Vice President Finance
Chief Accounting Officer

Date:  May 6, 2015

EXHIBIT INDEX

Exhibit Number

99.1	Press release dated May 6, 2015, entitled “PlasmaTech Biopharmaceuticals Announces Agreement to Acquire Abeona Therapeutics LLC”